Exhibit 99.2

33/F, HKRI Centre Two, HKRI Taikoo Hui, 288 Shimen Road (No. 1), Jing’an District

Shanghai 200041, PRC

Tel: +86 21 6080 0909 Fax: +86 21 6080 0999

Beijing • Shanghai • Shenzhen • Hong Kong

www.hankunlaw.com

March 17, 2021

To:	Connect Biopharma Holdings Limited (the “Company”)

Science and Technology Park, East R&D Building, 3rd Floor

6 Beijing West Road, Taicang, Jiangsu Province, China

Dear Sirs or Madams:

We are lawyers qualified in the People’s Republic of China (the “PRC” or “China”, which, for purposes of this opinion only, does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region or Taiwan) and as such are qualified to issue this opinion on the laws and regulations of the PRC effective as of the date hereof.

We are acting as PRC counsel to the Company in connection with (i) the proposed initial public offering (the “Offering”) of 9,375,000 American Depositary Shares (the “ADSs”) (including an option to purchase up to an additional 1,406,250 ADSs), each representing one ordinary share (the “Ordinary Shares”) of the Company, as set forth in the Company’s registration statement on Form F-1 (File No.: 333-253631), including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) in relation to the Offering, and (ii) the Company’s proposed listing of the ADSs on The Nasdaq Global Market.

A.	Documents and Assumptions

In rendering this opinion, we have carried out due diligence and examined copies of the Registration Statement, the Time of Sale Prospectus (“Time of Sale Prospectus”), the prospectus relating to the Offering dated                    , 2021 (the “Prospectus”), the Underwriting Agreement (as defined below), the Deposit Agreement (as defined below) and other documents (collectively the “Documents”) as we have considered necessary or advisable for the purpose of rendering this opinion. Where certain facts were not independently established and verified by us, we have relied upon certificates or statements issued or made by the relevant Governmental Agencies (as defined below) and appropriate representatives of the Company and the PRC Companies (as defined below). In giving this opinion, we have made the following assumptions (the “Assumptions”):

(1)

all signatures, seals and chops are genuine, each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photostatic copies conform to the originals;

(2)

each of the parties to the Documents, other than the PRC Companies, (i) if a legal person or other entity, is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation, (ii) if an individual, has full capacity for civil conduct; each of them, other than the PRC Companies, has full power and authority to execute, deliver and perform its, her or his obligations under the Documents to which it, she or he is a party in accordance with the laws of its jurisdiction of organization or incorporation and/or the laws that it, she or he is subject to;

(3)

the Documents presented to us remain in full force and effect on the date of this opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of the Documents after they were submitted to us for the purposes of this opinion;

(4)	the laws of jurisdictions other than the PRC which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with;

(5)

all requested Documents have been provided to us and all factual statements made to us by the Company and the PRC Companies in connection with this opinion, including but not limited to the statements set forth in the Documents, are true, correct and complete;

(6)	all explanations and interpretations provided by government officials duly reflect the official position of the relevant Governmental Agencies and are complete, true and correct;

(7)	each of the Documents is legal, valid, binding and enforceable in accordance with their respective governing laws other than PRC Laws (as defined below) in any and all respects;

(8)

all consents, licenses, permits, approvals, exemptions or authorizations required by, and all required registrations or filings with, any governmental authority or regulatory body of any jurisdiction other than the PRC in connection with the transactions contemplated under the Underwriting Agreement, the Deposit Agreement, the Prospectus and other Documents have been obtained or made, and are in full force and effect as of the date thereof;

(9)

all Governmental Authorizations (as defined below) and other official statements and documentation obtained by the Company or any PRC Company from any Governmental Agency have been obtained by lawful means in due course, and the Documents provided to us conform with those documents submitted to Governmental Agencies for such purposes; and

(10)

none of the Underwriters (i) has or will have a domicile or permanent establishment in the PRC, or, if an Underwriter has or will have a domicile or permanent establishment in the PRC, there is no effective connection between the income received by the Underwriter in connection with the Offering or the execution and performance of the Underwriting Agreement and such domicile or permanent establishment, and (ii) has or will provide any securities or futures investment consultancy services in the PRC in connection with the Offering or the execution and performance of the Underwriting Agreement, directly or through its employees.

In addition, we have assumed and have not verified the truthfulness, accuracy and completeness as to factual matters of each Document we have reviewed (including, without limitation, the truthfulness, accuracy and completeness of the representations and warranties of the Company in the Underwriting Agreement).

B.	Definitions

Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the underwriting agreement dated                    , 2021, entered into by and among the Company and the representatives of the several Underwriters named therein (the “Underwriting Agreement”).

In addition to the terms defined in the context of this opinion, the following capitalized terms used in this opinion shall have the meanings ascribed to them as follows.

“Connect SZ”	means Suzhou Connect Biopharma Co., Ltd. (苏州康乃德生物医药有限公司).

“Deposit Agreement”	means the deposit agreement, dated , 2021 by and among the Company, Deutsche Bank Trust Company Americas, and all holders and beneficial owners of ADSs from time to time.

“Governmental Agencies”	means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC, or any body exercising, or entitled to exercise, any administrative, judicial, legislative, law enforcement, regulatory, or taxing authority or power of a similar nature in the PRC, and each, a “Governmental Agency”.

“Governmental Authorizations”	means any license, approval, consent, waiver, order, sanction, certificate, authorization, filing, declaration, disclosure, registration, exemption, permission, endorsement, annual inspection, clearance, qualification, permit or license by, from or with any Governmental Agency pursuant to any PRC Laws, and each, a “Governmental Authorization”.

“Intellectual Properties”	means, collectively, the trademarks, patents, software copyrights and domain names which have been registered with the relevant Governmental Agencies in accordance with PRC Laws as of February 25, 2020 and listed in Appendix A hereof.

“Material Adverse Effect”	means material adverse effect, or any development that would reasonably be expected to result in a material adverse effect, on the conditions (financial or otherwise), or in the earnings, business, properties, operations, results of operations, assets, liabilities or prospects, whether or not arising from transactions in the ordinary course of business, of the Company and the PRC Companies taken as a whole or the ability of the Company to consummate the transactions contemplated by the Underwriting Agreement or perform its obligations thereunder.

“New M&A Rules”	means the Provisions on Merging and Acquiring Domestic Enterprises by Foreign Investors, which was promulgated by six Governmental Agencies, namely, the Ministry of Commerce, the State-owned Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (the “CSRC”), and the State Administration of Foreign Exchange of the PRC, on August 8, 2006 and became effective on September 8, 2006, as amended by the Ministry of Commerce on June 22, 2009.

“PRC Companies”	means, collectively, all entities listed in Appendix B hereof, and each, a “PRC Company”.

“PRC Laws”	means all applicable national, provincial and local laws, regulations, rules, notices, orders, decrees and judicial interpretations of the PRC currently in effect and publicly available on the date of this opinion.

C.	Opinions

Based on our review of the Documents and subject to the Assumptions and the Qualifications (as defined below), we are of the opinion that:

(1)

Each of the PRC Companies has been duly established and is validly existing as a limited liability company under PRC Laws, and has received all Governmental Authorizations for its establishment to the extent such Governmental Authorizations are required under applicable PRC Laws, and its business license is in full force and effect. Each of the PRC Companies has the capacity and authority to own assets, to conduct business, and to sue and be sued in its own name under PRC Laws. The articles of association, business license and other constitutional documents (if any) of each PRC Company comply with the requirements of applicable PRC Laws and are in full force and effect. To the best of our knowledge after due inquiry, none of the PRC Companies has taken any corporate action, nor have any legal proceedings commenced against it, for its liquidation, winding up, dissolution, or bankruptcy, for the appointment of a liquidation committee, team of receivers or similar officers in respect of its assets or for any adverse suspension, withdrawal, revocation or cancellation of any of its material Governmental Authorizations.

(2)

The registered capital of each of the PRC Companies has been duly paid in accordance with applicable PRC Laws and their respective articles of association, to the extent that such registered capital is required to be paid prior to the date hereof. Except as disclosed in the Registration Statement, the Time of Sale Prospectus and the Prospectus, (i) all the equity interests of the PRC Companies are owned by their respective shareholder(s) with the percentage as set out in Appendix B opposite its name and (ii) to the best of our knowledge after due inquiry, each of the PRC Companies has obtained all Governmental Authorizations for the ownership interest owned by its respective shareholder(s) set out in Appendix B. Except as disclosed in the Registration Statement, the Time of Sale Prospectus and the Prospectus, and to the best of our knowledge after due inquiry, the equity interests of the PRC Companies are owned by their respective shareholder(s) free and clear of any pledge or other encumbrance under PRC Laws, and there are no outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for, any equity interest in any PRC Company under PRC Laws, except for (i) the statutory veto right and/or right of first refusal that the other shareholder(s) (if any) of such PRC Companies may have in respect of any transfer or other disposal of the equity interests by any shareholder of such PRC Companies as provided under PRC Laws, or (ii) such encumbrance that would not be reasonably expected to have a Material Adverse Effect.

(3)

Except as disclosed in the Registration Statement, the Time of Sale Prospectus and the Prospectus, (i) the ownership structure of the PRC Companies as set forth in the Prospectus, does not and will not, immediately after giving effect to the Offering, result in any violation of applicable PRC Laws in any material aspects, and (ii) no Governmental Authorization, other than those already obtained, is required to be obtained by the Company or any PRC Company under PRC Laws for the establishment of such ownership structure in all material respects.

(4)

Except as disclosed in the Registration Statement, the Time of Sale Prospectus and the Prospectus, (i) each of the PRC Companies has full legal right, power and capacity to own, lease, license or use properties and assets and conduct its business in the manner presently conducted and as described in the Prospectus; (ii) each of the PRC Companies has obtained all material Governmental Authorizations necessary for its business operations as described in the Prospectus, and such Governmental Authorizations are in full force and effect; (iii) to the best of our knowledge after due inquiry, none of the PRC Companies is currently subject to any notification of outstanding proceedings related to the modification, suspension or revocation of any such Governmental Authorizations; and (iv) to the best of our knowledge after due inquiry, none of the PRC Companies is in violation of any PRC Law or any Governmental Authorization of such PRC Company, or any judgment or award of any PRC court issued against such PRC Company, except for such violation which would not be reasonably expected to have a Material Adverse Effect.

(5)

To the best of our knowledge after due inquiry, the Intellectual Properties have been legally registered with the relevant Governmental Agencies under PRC Laws, and each PRC Company has the legal right to use such Intellectual Properties set forth opposite its name in Appendix A. To the best of our knowledge after due inquiry and except as disclosed in the Registration Statement, the Time of Sale Prospectus and the Prospectus, (i) no PRC Company is currently subject to any notice of outstanding infringement of or conflict with any intellectual property rights of others in the PRC; and (ii) no Intellectual Property is currently subject to any outstanding decree, order, injunction, judgment or ruling restricting the use of such Intellectual Property in the PRC that would impair the validity or enforceability of such Intellectual Property, except, in each case under clauses (i) and (ii), for those that would not be reasonably expected to have a Material Adverse Effect.

(6)

To the best of our knowledge after due inquiry and except as disclosed in the Registration Statement, the Time of Sale Prospectus and the Prospectus, unless otherwise indicated in Appendix C or where the defects in the leasehold interests would not be expected to have a Material Adverse Effect, each real property lease agreement listed in Appendix C is legally binding and enforceable in accordance with its terms under PRC Laws.

(7)

Except as disclosed in the Registration Statement, the Time of Sale Prospectus and the Prospectus, all dividends declared and payable upon the equity interests in Connect SZ may be converted into foreign currency and freely transferred out of the PRC free of any deductions in the PRC, provided that (i) the declaration and payment of such dividends complies with applicable PRC Laws and the constitutional documents of Connect SZ, and (ii) the remittance of such dividends out of the PRC complies with the procedures required by the relevant PRC Laws relating to foreign exchange administration.

(8)

To the best of our knowledge after due inquiry, no material labor legal proceedings with the employees of any of the PRC Companies exists and there is no action, suit, proceeding, or investigation before or brought by any Governmental Agency against any of the PRC Companies on labor or employment matters, except, in each case, for those that would not be reasonably expected to have a Material Adverse Effect.

(9)

The statements made in the Registration Statement under the caption “Taxation - People’s Republic of China Taxation”, with respect to the PRC tax laws and regulations or interpretations, constitute true and accurate descriptions of the matters described therein in all material respects and such statements constitute our opinion.

(10)

Except as disclosed in the Registration Statement, the Time of Sale Prospectus and the Prospectus, and to the best of our knowledge after due inquiry, there are no legal, arbitral or governmental proceedings, regulatory investigations or other governmental decisions, rulings, orders, or actions before any Governmental Agencies in progress or pending in the PRC to which the Company or any PRC Company is a party or to which any assets of any PRC Company is a subject which, if determined adversely against any of the Company and the PRC Companies, would be reasonably expected to have a Material Adverse Effect.

(11)

The statements in the Prospectus under the sections entitled “Prospectus Summary”, “Risk Factors”, “Our Corporate History and Structure”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Enforcement of Civil Liabilities”, “Business” and “Taxation - People’s Republic of China Taxation”, to the extent that they describe or summarize matters of PRC Laws, are correct and accurate in all material respects, and nothing has been omitted from such statements which would make the same misleading in any material respect.

(12)

The New M&A Rules, among other things, purport to require CSRC approval prior to the listing and trading on an overseas stock exchange of the securities of an offshore special purpose vehicle established or controlled directly or indirectly by PRC companies or individuals and formed for the purpose of overseas listing through the acquisition of PRC domestic interests held by such PRC companies or individuals. Based on our understanding of the explicit provisions under PRC Laws, except as disclosed in the Registration Statement, the Time of Sale Prospectus and the Prospectus, and assuming no offer, issuance or sale of the Ordinary Shares, the American depositary receipts evidencing the ADSs or the ADSs representing the Ordinary Shares has been or will be made directly or indirectly within the PRC, a prior approval from the CSRC is not required for the Offering. However, there are substantial uncertainties regarding the interpretation and application of the New M&A Rules, other PRC Laws and future PRC laws and regulations, and there can be no assurance that any Governmental Agency will not take a view that is contrary to or otherwise different from our opinions stated herein.

(13)

Subject to any applicable administrative procedures required by PRC Laws, and provided that all required Governmental Authorizations have been duly obtained, the due application of the net proceeds to be received by the Company from the creation, allotment, issuance, sale and delivery of the ADSs and Ordinary Shares as disclosed in the Prospectus under the caption “Use of Proceeds” does not and immediately after the Offering will not contravene any applicable PRC Laws, the articles of association or the business licenses of the PRC Companies, except for such contravention which would not be reasonably expected to have a Material Adverse Effect.

(14)

Subject to the requirements and public policy considerations as stipulated under applicable PRC Laws relating to the enforceability of foreign court judgments, submission to foreign jurisdiction for dispute resolution and choice of law, and also subject to the conditions described under the caption “Enforcement of Civil Liabilities” in the Registration Statement, the Time of Sale Prospectus and Prospectus, (i) the irrevocable submission of the Company to the jurisdiction of any courts in each New York State and United States federal court sitting in the City of New York (each, a “New York Court”), the waiver by the Company of any objection to the venue of a proceeding in any such court, the waiver and agreement not to plead an inconvenient forum, the waiver of sovereign immunity and the agreement of the Company that the Underwriting Agreement and the Deposit Agreement shall be construed in accordance with and governed by the laws of the State of New York , service of process effected in the manner set forth in the Underwriting Agreement and the Deposit Agreement outside the PRC, as the case may be, do not contravene the mandatory or prohibitive provisions of PRC Laws, and (ii) any judgment rendered by the New York Court arising out of or in relation to the obligations of the Company under the Underwriting Agreement or the Deposit Agreement, as applicable, can be recognized and enforceable in PRC courts.

(15)

To the best of our knowledge after due inquiry, under PRC Laws, neither the PRC Companies, nor their respective properties, assets or revenues, are entitled to any right of immunity on the grounds of sovereignty or otherwise from any legal action, suit or proceeding, from set-off or counterclaim, from the jurisdiction of any court, from services of process, from attachment prior to or in aid of execution of any judgment, or from other legal processes or proceedings for the giving of any relief or for the enforcement of any judgment.

(16)

Except as disclosed in the Registration Statement, the Time of Sale Prospectus and the Prospectus, there is no tax or duty payable by or on behalf of the PRC Companies under applicable PRC Laws in connection with (i) the creation, allotment and issuance of the ADSs and Ordinary Shares, (ii) the deposit with the Depositary of the Ordinary Shares against the issuance of the ADSs, (iii) the execution and delivery of the Underwriting Agreement and the Deposit Agreement, so long as the Underwriting Agreement and the Deposit Agreement are not executed within the PRC, or (iv) the sale and delivery by the Company of the ADSs and Ordinary Shares to or for the respective accounts of the Underwriters in the manner contemplated in the Underwriting Agreement, provided that each person taking the aforementioned actions is not subject to PRC tax by reason of citizenship, permanent establishment, residence or otherwise subject to PRC tax imposed on or measured by net income or net profits (and to the extent not granted an exemption or other relief under any applicable double-tax treaty).

(17)

Assuming the due authorization, execution and delivery by each party thereto, to ensure the validity, enforceability or admissibility in evidence of the Underwriting Agreement and the Deposit Agreement in the PRC, and assuming no offer, issuance or sale of the Ordinary Shares and the ADSs has been or will be made directly or indirectly within the PRC, it is not necessary that such documents be filed or recorded now with any Governmental Agency in the PRC.

(18)

The due performance by the Company of its obligations under the Underwriting Agreement and the Deposit Agreement, including the indemnity and contribution provisions set forth in the Underwriting Agreement and the Deposit Agreement, and the due consummation by the Company of the transactions contemplated therein, will not, immediately after the Offering, to the best of our knowledge after due inquiry, (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument governed by PRC Laws and known to us to which a PRC Company is a party or by which a PRC Company is bound, (ii) result in any violation of the provisions of the articles of association or business licenses of any of the PRC Companies, or (iii) result in any violation of any explicit provision of PRC Laws (assuming no offer, issuance or sale of the Ordinary Shares and the ADSs has been or will be made directly or indirectly within the PRC), except for such conflicts, breaches, violations or defaults under clauses (i), (ii), and (iii) which would not be reasonably expected to (a) have a Material Adverse Effect, or (b) affect the validity of, or have any material adverse effect on, the issue and sale of the ADSs and Ordinary Shares or the other transactions contemplated under the Underwriting Agreement and the Deposit Agreement.

(19)

There are no reporting obligations to any Governmental Agency under PRC Laws on those holders of the ADSs or Ordinary Shares who are not deemed to be PRC residents as defined under applicable PRC Laws, to the extent that no reporting obligation is triggered by the purchase or holding of the ADSs or Ordinary Shares under the PRC anti-monopoly laws, rules and regulations. Non-resident holders of the ADSs or Ordinary Shares are not deemed to be domiciled or resident in the PRC by virtue only of their purchase or holding of the ADSs or Ordinary Shares. No statutory limitations exist under PRC Laws which restrict the right of those holders of the ADSs or Ordinary Shares who are not PRC residents as defined under applicable PRC Laws to hold or vote their Ordinary Shares, nor are there any statutory pre-emptive rights or transfer restrictions under PRC Laws applicable to the ADSs or Ordinary Shares, except for those relating to a transaction subject to PRC anti-monopoly laws, rules and regulations.

(20)

The indemnification and contribution provisions set forth in the Underwriting Agreement and the Deposit Agreement do not contravene any PRC Laws, and insofar as matters of PRC Laws are concerned, constitute the legal, valid and binding obligations of the Company, enforceable in accordance with the terms therein.

(21)

Assuming no issuance or sale of the Ordinary Shares and the ADSs has been or will be made directly or indirectly within the PRC, the entry into and performance or enforcement of the Underwriting Agreement and the Deposit Agreement in accordance with their respective terms will not subject any of the Underwriters or the Depositary to any requirement to be licensed or otherwise qualified to do business in the PRC, nor will any Underwriter or the Depositary be deemed to be resident, domiciled, carrying on business through an establishment or place in the PRC or be in breach of any PRC Laws by reason of entry into, performance or enforcement of the Underwriting Agreement and the Deposit Agreement, provided that any of the Underwriters or the Depositary has not and will not furnish any securities and futures investment consultancy services which is subject to the permission of competent PRC government authorities, in the PRC directly or through its employees in connection with the Offering or the execution and performance of the Underwriting Agreement and the Deposit Agreement.

Although we are not passing upon, and do not assume any responsibility for the truthfulness, accuracy, completeness or fairness of the statements contained in the Registration Statement, the Time of Sale Prospectus or the Prospectus, we have no reason to believe that (i) as of the time of the execution of the Underwriting Agreement, any part of the Registration Statement, the Time of Sale Prospectus or the Prospectus (other than the financial statements and related schedules therein as well as relevant disclosures regarding financial treatment, to which we do not express any opinion) contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) as of the date of each of the Registration Statement, the Time of Sale Prospectus and the Prospectus or the date hereof, the Registration Statement, the Time of Sale Prospectus or the Prospectus (other than the financial statements and related schedules therein as well as relevant disclosures regarding financial treatment, to which we do not express any opinion) contained or contains an untrue statement of a material fact or omitted or omits to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

In rendering this opinion, we have relied, with your permission, (A) as to all legal matters involving United States federal securities and New York state law, upon the opinions of Latham & Watkins LLP, the United States counsel to the Company, (B) as to all matters involving the laws of the Cayman Islands, upon the opinions of Maples and Calder (Hong Kong) LLP, the Cayman Islands counsel to the Company, and (C) as to all matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the Company or any of the PRC Companies and public officials.

Our opinions expressed above are subject to the following qualifications (the “Qualifications”):

(1)

Our opinions are limited to PRC Laws of general application on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the PRC, and we have assumed that no such other laws would affect our opinions expressed above.

(2)

PRC Laws referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect.

(3)

Our opinions are subject to (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws in the PRC affecting creditors’ rights generally, and (ii) possible judicial or administrative actions or any PRC Laws affecting creditors’ rights.

(4)

Our opinions are subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interests, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (ii) any circumstance in connection with the formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (iii) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or the calculation of damages; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

(5)

This opinion is issued based on our understanding of PRC Laws. For matters not explicitly provided under PRC Laws, the interpretation, implementation and application of the specific requirements under PRC Laws, as well as their application to and effect on the legality, binding effect and enforceability of certain contracts, are subject to the final discretion of competent PRC legislative, administrative and judicial authorities.

(6)

The term “enforceable” or “enforceability” as used in this opinion means that the obligations assumed by the relevant obligors under the relevant Documents are of a type which the courts of the PRC may enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their respective terms and/or additional terms that may be imposed by the courts. As used in this opinion, the expression “to the best of our knowledge after due inquiry” or similar language with reference to matters of fact refers to the current, actual knowledge of the attorneys of this firm who have worked on matters for the Company in connection with the Offering and the transactions contemplated thereby. We may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the Company, the PRC Companies and Governmental Agencies.

(7)

We have not undertaken any independent investigation, search or other verification action to determine the existence or absence of any fact or to prepare this opinion, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the PRC Companies or the rendering of this opinion.

(8)	This opinion is intended to be used in the context which is specifically referred to herein; each paragraph shall be construed as a whole and no part shall be extracted and referred to independently.

This opinion is strictly limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinions expressed herein are rendered only as of the date hereof, and we assume no responsibility to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein.

This opinion is given for the benefit of the addressee hereof in connection with this Offering. Without our express prior written consent, neither this opinion nor our opinions herein may be disclosed to or relied upon by any person other than the addressee, except where such disclosure is required to be made by applicable law or is requested by any court, regulatory or governmental authority, in each case on a non-reliance basis and with a prior written notice provided to us.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement.

Yours faithfully,

/s/ Han Kun Law Offices Han Kun Law Offices

Appendix A

Intellectual Properties

I	Trademark

#	Trademark	Classification	Registration No.	Owner	Exclusive Right Period	Status
1.		35	29096533	Connect SZ	2019-05-28 to 2029-05-27	Registered

2.		42	29088292	Connect SZ	2019-05-28 to 2029-05-27	Registered

3.		42	15898473	Connect SZ	2016-02-14 to 2026-02-13	Registered

4.		10	15898472	Connect SZ	2016-02-14 to 2026-02-13	Registered

5.		35	15845111	Connect SZ	2016-02-07 to 2026-02-06	Registered

6.		5	15845110	Connect SZ	2016-02-07 to 2026-02-06	Registered

II	Patent

#	Patent	Type	Patent No.	Owner	Authorization date	Status
1.	1-{2-氟-4-[5-(4-异丁基苯基)-1,2,4-噁二唑 -3-基]-苄基}-3-吖丁啶羧酸的合成方法	Invention	ZL201410419364.3	Connect SZ	2020-05-26	Registered

2.	1-{2-氟-4-[5-(4-异丁基苯基)-1,2,4-噁二唑 -3-基]-苄基}-3-吖丁啶羧酸的晶型	Invention	ZL201410376027.0	Connect SZ	2019-10-01	Registered

3.	一种免疫调节化合物、其用途和包含其的药物组合物	Invention	ZL201310433018.6	Connect SZ	2015-07-08	Registered

4.	一种S1P1受体激动剂的加成盐及其晶型和药物组合物	Invention	ZL201710019341.7	Connect SZ	2021-02-09	Registered

Appendix

III	Copyright

#	Name	Type	Owner	Publish Date	Registration No.	Registration Date
1.	康乃德公司标识	Art Work	Connect SZ	2012-07-11	国作登字-2019-F-00924309	2019-12-26

IV	Domain Name

#	Domain name	Owner	Registration date	Expiration date
1.	connectpharm.com	Connect SZ	2011-11-02	2027-11-02

2.	connectpharm.cn	Connect SZ	2012-05-23	2026-05-23

3.	connectpharm.net	Connect SZ	2012-05-23	2026-05-23

4.	connectpharm.com.cn	Connect SZ	2012-05-23	2026-05-23

5.	connectbiopharm.com	Connect SZ	2012-05-23	2026-05-23

6.	connectbiopharm.cn	Connect SZ	2012-05-23	2026-05-23

7.	connectbiopharm.net	Connect SZ	2012-05-23	2026-05-23

8.	connectbiopharm.com.cn	Connect SZ	2012-05-23	2026-05-23

Appendix

Appendix B

PRC Companies

#	PRC Companies	Shareholding
1.	Suzhou Connect Biopharma Co., Ltd. (苏州康乃德生物医药有限公司)	Connect Biopharma Hong Kong Limited:100%

2.	Connect Biopharma (Shanghai) Co., Ltd. (康乃德生物医药（上海）有限公司)	Connect SZ:100%

3.	Connect Biopharma (Beijing) Co., Ltd. (康乃德生物医药（北京）有限公司)	Connect SZ:100%

Appendix

Appendix C

Real Property Lease Agreements

#	Tenant	Leaser	Address	Term	Filing No. of lease Agreement
1.	Connect SZ	Taicang Science and Technology Pioneer Park Co., Ltd. (太仓市科技创业园有限公司)	3rd Floor, R&D Building, No. 6 Beijing West Road, Taicang City (太仓市北京西路6号8#研发楼三楼)	2019-03-01 to 2022-02-28	（太）房租证第ZL000184号

2.	Connect SZ	Taicang Science and Technology Pioneer Park Co., Ltd. (太仓市科技创业园有限公司)	4th Floor, East Building, R&D Building, No. 6 Beijing West Road, Taicang City (太仓市北京西路6号研发楼东楼四楼)	2020-08-01 to 2023-07-31	（太）房租证第ZL000400号

Appendix